Exhibit 99.26(f)(1)(g)

Christopher M. Hilger and Gary R. Christensen, respectively, the President and Secretary of Securian Life Insurance Company, a stock life insurance company incorporated under the laws of the State of Minnesota, do hereby certify that the following Amended and Restated Certificate of Incorporation was duly approved and adopted by a written action of the sole shareholder and an action by unanimous written consent of the board of directors on November 25, 2015, each to be effective January 1, 2016.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

of

SECURIAN LIFE INSURANCE COMPANY

This Amended and Restated Certificate of Incorporation of Securian Life Insurance Company supersedes and takes the place of the existing Certificate of Incorporation and all amendments to it:

ARTICLE I

The name of the Company is Securian Life Insurance Company (the “Company”).

ARTICLE II

The principal office of the Company shall be located at 400 Robert Street North, Saint Paul, Minnesota 55101-2098.

ARTICLE III

The Company is incorporated for the purpose of transacting the business of and making insurance upon the lives of individuals and every assurance pertaining thereto or connected therewith, to grant, purchase and dispose of annuities and endowments of every kind and description whatsoever, to provide an indemnity against death and for weekly or other periodic indemnity for disability occasioned by accident or sickness to the person of the assured and to have all the further rights, powers and privileges granted or permitted life insurance companies organized under the provisions of Minnesota Statutes, Chapter 302A, and all acts amendatory thereof or additional thereto.

ARTICLE IV

The duration and continuation of the Company shall be perpetual.

ARTICLE V

The authorized capital stock of this Company shall be 5,000,000 shares of common stock with par value of $1.00 per share. Each share of common stock shall have one vote per share.

No shareholder of the Company shall have any pre-emptive or preferential right, nor be entitled as such as a matter of right, to subscribe for or purchase any part of any new or additional issue of stock of the Company of any class or series, whether issued for money or for consideration other than money, or of any issue of securities convertible into stock of the Company.

ARTICLE VI

The corporate powers of the Company shall be vested in a Board of Directors of at least five persons and shall be exercised by the Board of Directors and by such officers, agents, employees and committees as the Board of Directors may, in its discretion, from time to time appoint and empower. The Board of Directors shall have the power from time to time to make, amend or repeal such bylaws, rules and regulations for the transaction of the business of the Company as the Board of Directors may deem expedient and as are not inconsistent with this Certificate of Incorporation or the constitution or other laws of the State of Minnesota.

The directors of the Company shall be divided into three classes, as nearly equal in number as reasonably possible: the first class, the second class and the third class. Each such director shall serve for a term ending on the third annual meeting of stockholders following the annual meeting at which such director was elected, provided, that the directors first elected to the first class shall serve for a term ending upon the election of directors at the annual meeting in 2017, the directors first elected to the second class shall serve for a term ending upon the election of directors at the annual meeting in 2018, and the directors first elected to the third class shall serve for a term ending upon the election of directors at the annual meeting in 2019.

At each annual election, commencing at the annual meeting in 2017, the successors to the class of directors whose term expires at that time shall be elected by stockholders to hold office for a term of three years to succeed those directors whose term expires, so that the term of one class of directors shall expire each year.

Notwithstanding the requirement that the three classes of directors shall be as nearly equal in number of directors as reasonably possible, in the event of any change in the authorized number of directors, each director then continuing to serve as such shall nevertheless continue as a director of the class of which he or she is a member until the expiration of his or her current term, or his or her prior resignation, disqualification, disability or removal. There shall be no cumulative voting in the election of the directors.

Any vacancy on the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office, an increase in the number of directorships or other cause shall be filled only by the affirmative vote of a majority of directors then in office, although less than a quorum or by the sole remaining director. A director so chosen shall hold office for a term expiring at the annual meeting at which the term of the class to which he or she has been elected expires. If the number of directors is changed, any increase or decrease shall be apportioned among the three classes by a two-thirds (2/3) vote of the directors then in office. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

ARTICLE VII

A director of the Company shall not be liable to the Company or the stockholders of the Company for monetary damages for a breach of the fiduciary duty of care as a director except to the extent such exemption from liability or limitation thereof is not permitted under Minnesota Statutes, Section 302A.251, subdivision 4, as the same currently exists or hereafter is amended. Specifically such exemption shall not apply to:

(a)      a breach of the director’s duty of loyalty to the Company or its stockholders;

(b)      acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

(c)       acts prohibited under Minnesota Statutes, Section 302A.559 of the Minnesota Business Corporation Act or Section 80A.76 of the Minnesota Securities Act, as the same currently exist or are hereafter amended;

(d)      a transaction from which the director derives an improper personal benefit; or

(e)       an act or omission occurring prior to the date when the provision in the Company’s certificate of incorporation eliminating or limiting liability became effective.

ARTICLE VIII

In no event shall any funds or investments be held in the name of any individual who is an officer or employee of the Company. The Board of Directors shall designate those banks and financial institutions in which the Company funds shall be deposited. The Board by separate resolution also shall designate the persons authorized to withdraw or transfer funds held in those accounts. No funds shall be withdrawn or transferred from those accounts except upon the authorization of the person or persons so authorized.

ARTICLE IX

The annual meeting of the Company shall be held on the first Tuesday in May of each year, if not a legal holiday, and if a legal holiday, then on the next day not a legal holiday.

ARTICLE X

The Company is authorized to issue any or all of its policies with or without participation in profits, savings or unabsorbed portions of premiums; to classify such policies issued on a participating or nonparticipating basis; and to determine the right to participate and the extent of participation of any class or classes of such policies, at the discretion of the Board of Directors.

ARTICLE XI

This Amended and Restated Certificate of Incorporation may be amended at any annual meeting of the Company, or any special meeting of the Company called for that expressly stated purpose, by the affirmative vote of a majority of the stockholders.

ARTICLE XII

Any action of the Board of Directors, other than an action requiring stockholder approval, may be taken by written action signed, or consented to by authenticated electronic communication, by the number of directors that would be required to take the same action at a meeting of the Board of Directors at which all directors were present.

IN WITNESS WHEREOF, the undersigned have executed the foregoing certification on December 8, 2015.

/s/ Christopher M. Hilger	/s/ Gary R. Christensen
Christopher M. Hilger	Gary R. Christensen
President and Chief Executive Officer	Senior Vice President, General Counsel and Secretary

The Amended and Restated Articles of Incorporation of Securian Life Insurance Company are hereby approved this 11 day of December, 2015.

COMMISSIONER OF COMMERCE

Mike Rothman

By:	/s/ Anne O’Connor
Anne O’Connor, Deputy Commissioner and Chief of Staff

STATE OF MINNESOTA
DEPARTMENT OF COMMERCE

I hereby certify that this is a true and complete copy of the document as filed for record in this office.

	Dated:	12/14/2015
Commissioner of Commerce

	By:	/s/ Constance Petrson

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